Filed Pursuant to Rule 424(b)(3) Registration No. 333-254931 INVESCO REAL ESTATE INCOME TRUST INC. SUPPLEMENT NO. 2 DATED MAY 8, 2024 TO THE PROSPECTUS DATED APRIL 12, 2024 This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated April 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "we," "us," or "our" refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise. The purpose of this Supplement is to disclose amendments to the Advisory Agreement. Amendment to the Advisory Agreement The following disclosure modifies the disclosure in the section of the Prospectus entitled “Management — The Advisory Agreement” and all related disclosures in the Prospectus. We, the Operating Partnership and the Adviser entered into an amendment to the Advisory Agreement to provide that, for so long as the Advisory Agreement is in effect, the Adviser has the right to nominate, subject to the approval of such nomination by our board of directors, two directors who are affiliated with the Adviser to the slate of directors to be voted on by the stockholders at our annual meeting of stockholders; provided, however, that such number of director nominees shall be reduced as necessary by a number that will result in a majority of directors being independent directors. 1